EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  August 31, 2011

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES 2011 SECOND-QUARTER RESULTS

ST. LOUIS, August 31, 2011 – CPI Corp. (NYSE: CPY) today reported results for the fiscal 2011 second quarter ended July 23, 2011.

●	Fiscal 2011 second-quarter sales declined 7% to $70.9 million from $76.4 million in the prior-year second quarter.
o	Second-quarter PictureMe Portrait Studio® brand comparable store sales, described herein, decreased 16% versus the same period last year.
o	Second-quarter Sears Portrait Studio brand comparable store sales, described herein, decreased 18% versus the same period last year.
o	Second-quarter Kiddie Kandids sales increased 58% versus the same period last year.
o	Bella Pictures® operations contributed $1.2 million in net sales in the second quarter of 2011.

●
Fiscal 2011 second-quarter Adjusted EBITDA declined to a loss of $2.0 million from a positive $1.8 million in the prior-year second quarter due to comparable store sales declines and initial dilution from the Bella Pictures® Acquisition (“Bella”) ($1.2 million), offset in part by cost reductions and the impact of the late Easter holiday ($1.8 million).

●
Fiscal 2011 second-quarter diluted EPS, significantly affected by other charges and impairments totaling $1.7 million vs. a credit of $1.1 million in the prior-year quarter, declined to a loss of ($0.89) from a loss of ($0.25) in the prior-year period.  Excluding the effects of Bella, the Easter holiday shift, and other charges and impairments in both periods, diluted EPS declined to a loss of ($0.75) from a loss of ($0.34) in the prior-year period.

●	The Company extended its share repurchase program and increased the size of the program from 1.0 million to 1.5 million shares.

“As expected, we had a tough second quarter on a comparable sales basis which, despite cost cuts, reduced adjusted EBITDA for the core business by $2.6 million.  As a result of easier comparisons in late third quarter and fourth quarter and tangible progress on several promising revenue and cost initiatives, we continue to expect favorable year-over-year EBITDA comparisons in the fourth quarter and for the full second half,” said Renato Cataldo, chief executive officer.  Continuing, Mr. Cataldo said, “Despite facing continuing economic and industry headwinds, we are optimistic about our ability to stabilize and grow our top-line even as we continue to reduce cash flow break-evens to weather any further declines in our core business.  We recently soft-launched a new photography service that leverages our Bella photographer network and broader digital capture and fulfillment capabilities with very encouraging results.  We are positioning Bella for rapid growth in the fragmented $7 billion wedding market.  And, on the strength of our national scope, we are forging new strategic relationships that could yield a step-change in the business.”

Net sales for the second quarter of fiscal 2011 decreased 7% to $70.9 million from the $76.4 million reported in the fiscal 2010 second quarter.  Net sales for the 2011 second quarter were positively impacted by the late Easter holiday in the current year ($2.7 million), net studio openings ($1.6 million), Bella sales ($1.2 million), foreign currency translation ($0.9 million) and other items ($0.8 million).  Excluding the above impacts, comparable same-store sales in the quarter decreased approximately 17%.

Net loss for the second quarter in fiscal 2011 was $6.2 million, or ($0.89) per diluted share, compared with a loss of $1.8 million, or ($0.25) per diluted share, reported for the second quarter of fiscal 2010.  Second-quarter results were significantly affected by comparable store sales declines, initial dilution associated with the Bella operations and other charges and impairments related principally to severance and litigation, as well as the positive effect of the Easter holiday shift.  Adjusted for these items in both periods, diluted EPS declined to a loss of ($0.75) from a loss of ($0.34) in the prior-year period.  Adjusted EBITDA declined to a loss of $2.0 million in the second quarter of 2011 from a positive $1.8 million in the prior-year second quarter due to comparable store sales declines and initial dilution from Bella ($1.2 million); offset in part by cost reductions and the impact of the late Easter holiday ($1.8 million).

Net sales from the Company’s PictureMe Portrait Studio® (PMPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change, foreign currency translation and other items totaling $2.5 million, decreased 16% in the second quarter of 2011 to $33.4 million from $39.7 million in the second quarter of 2010.  The decrease in PMPS sales for the second quarter was the result of an 18% decrease in the number of sittings, offset in part by a 2% increase in average sale per customer sitting.

Net sales from the Company’s Sears Portrait Studio (SPS) brand, on a comparable same-store basis, excluding impacts of net revenue recognition change and other items totaling $0.8 million, decreased 18% in the second quarter of 2011 to $26.4 million from $32.2 million in the second quarter of 2010.  The decrease in SPS sales for the second quarter was the result of a 14% decline in the number of sittings and a 5% decline in average sale per customer sitting versus the prior-year quarter.

Net sales from the Company’s Kiddie Kandids (KK) studio operations increased 58% in the second quarter of 2011 to $4.9 million from $3.1 million in the second quarter of 2010.  The Company operates 180 Kiddie Kandids locations as of August 30, 2011 and plans to open an additional 16 locations by the end of September.

The Bella operations contributed approximately $1.2 million in net sales in the second quarter of 2011.

Cost of sales, excluding depreciation and amortization expense, increased to $5.9 million in the second quarter of 2011, from $5.8 million in the second quarter of 2010 primarily due to incremental costs associated with the Bella operations; offset in part by lower overall production levels.

Selling, general and administrative (SG&A) expense declined to $67.0 million in the second quarter of 2011, from $68.9 million in the second quarter of 2010, as the benefits of reduced studio and corporate employment costs, employee insurance and host store commissions were offset in part by costs incurred in connection with the KK and Bella operations, which increased SG&A expense by $1.4 million and $1.5 million, respectively, in the 2011 second quarter.

Depreciation and amortization expense was $3.7 million in the second quarter of 2011, compared with $4.4 million in the second quarter of 2010.  Depreciation expense decreased as a result of the full depreciation of certain digital assets throughout fiscal 2010.

In the second quarter of 2011, the Company recognized a charge of $1.7 million in other charges and impairments, compared with a net credit of $1.1 million in the second quarter of 2010.  The current-quarter charges primarily related to severance and litigation costs.  The prior-year net credit primarily related to the gain on sale of the Brampton, Ontario facility and an early termination fee received from Walmart in relation to certain early PMPS store closures, offset in part by costs incurred in connection with the Kiddie Kandids asset acquisition.

Interest expense declined $0.4 million in the second quarter of fiscal 2011 to $0.7 million from $1.1 million in the second quarter of fiscal 2010.  The decrease is primarily a result of lower average borrowings and favorable interest rates as a result of the new credit facility, offset in part by a change in the interest rate swap value, which expired in the third quarter of fiscal year 2010.

Income tax benefit was $1.9 million and $0.9 million in the second quarters of 2011 and 2010, respectively.  The resulting effective tax rates were 23% and 34% in 2011 and 2010, respectively.  The decrease in the effective tax rate in 2011 is due primarily to a higher income ratio in lower tax jurisdictions, a decrease in Canadian rates and an increase in U.S. tax credits.

Capital Structure
As of the end of the second quarter of fiscal year 2011, the Company’s net debt (outstanding debt less cash) equals $53.6 million, down from $56.0 million at the end of the prior-year second quarter.

On August 24, 2011, the Company’s Board of Directors authorized an extension of its share repurchase program and an increase in total shares from 1.0 million to 1.5 million shares.  As of August 30, 2011, the Company repurchased a total of 377,653 shares of common stock under this program for a total purchase price of $8.3 million.

Preliminary Third-Quarter Net Sales
The Company’s preliminary comparable same-store net sales on a point-of-sale basis for the first five weeks of the third quarter of fiscal 2011, excluding Bella, KK and foreign currency translation, declined 16% to $25.2 million from $30.1 million in the same period last year.

Conference Call/Webcast Information
The Company will host a conference call and audio webcast on Wednesday, August 31, 2011, at 10:00 a.m. Central time to discuss the financial results and provide a Company update.  To participate on the call, please dial 800-573-4840 or 617-224-4326 and reference passcode 66502534 at least five minutes before start time.

The webcast can be accessed on the Company’s own site at http://www.cpicorp.com as well as http://www.earnings.com.  To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.  A replay will be available on the above websites as well as by dialing 888-286-8010 or 617-801-6888 and providing passcode 65125020.  The replay will be available through September 14, 2011 by phone and for 30 days on the Internet.

CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public.  You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories.  Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in the United States, Canada, Mexico and Puerto Rico and offers on location wedding photography and videography services through an extensive network of contract photographers and videographers.  CPI’s conversion to a fully digital format allows its studios and on location business to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.

 Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook with respect to the integration of the acquisition of the operating assets and certain liabilities of the Bella Pictures business, portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments, capital expenditures and other similar statements, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Walmart, Sears and Toys “R” Us, the approval of the Company’s business practices and operations by Walmart, Sears and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Walmart under the lease and license agreements and Sears and Toys “R” Us under the license agreements, the integration of the Bella Pictures operations into the Company and the continued development and operation of the Bella Pictures business, customer demand for the Company's products and services, the development and operation of the Kiddie Kandids business, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, restrictions on the Company’s business imposed by agreements governing its debt, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to the pension plan and the impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CPI CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	12 Weeks	Vs.	12 Weeks	24 Weeks	Vs.	24 Weeks
	July 23, 2011		July 24, 2010	July 23, 2011		July 24, 2010

Net sales	$70,864		$76,414	$159,502		$171,913

Cost and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	5,917		5,844	12,311		12,366
Selling, general and administrative expenses	67,007		68,880	140,555		142,701
Depreciation and amortization	3,738		4,355	7,754		8,820
Other charges and impairments	1,719		(1,052)	4,896		(756)
	78,381		78,027	165,516		163,131

(Loss) income from operations	(7,517)		(1,613)	(6,014)		8,782

Interest expense	651		1,073	1,319		2,333

Other income (expense), net	(36)		(51)	96		665

(Loss) income from operations before income tax (benefit) expense	(8,204)		(2,737)	(7,237)		7,114

Income tax (benefit) expense	(1,905)		(920)	(1,600)		2,391

Net (loss) income	(6,299)		(1,817)	(5,637)		4,723
Net loss attributable to noncontrolling interest	(55)		-	(140)		-

Net (loss) income attributable to CPI Corp.	$(6,244)		$(1,817)	$(5,497)		$4,723

Net (loss) income per common share attributable to CPI Corp. - diluted	$(0.89)		$(0.25)	$(0.78)		$0.65

Net (loss) income per common share attributable to CPI Corp. - basic	$(0.89)		$(0.25)	$(0.78)		$0.65

Weighted average number of common and common equivalent shares outstanding:
Diluted	7,040		7,319	7,016		7,249

Basic	7,040		7,319	7,016		7,244

...more

CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	12 Weeks	Vs.	12 Weeks	24 Weeks	Vs.	24 Weeks
	July 23, 2011		July 24, 2010	July 23, 2011		July 24, 2010

Capital expenditures	$1,864		$3,406	$3,961		$8,197

EBITDA is calculated as follows:
Net (loss) income attributable to CPI Corp.	(6,244)		(1,817)	(5,497)		4,723
Income tax (benefit) expense	(1,905)		(920)	(1,600)		2,391
Interest expense	651		1,073	1,319		2,333
Depreciation and amortization	3,738		4,355	7,754		8,820
Other non-cash charges, net	(59)		68	(63)		148

EBITDA (1) & (5)	$(3,819)		$2,759	$1,913		$18,415

Adjusted EBITDA (2)	$(2,002)		$1,793	$6,822		$17,043

EBITDA margin (3)	-5.39%		3.61%	1.20%		10.71%

Adjusted EBITDA margin (4)	-2.83%		2.35%	4.28%		9.91%

(1)	EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$(3,819)	$2,759	$1,913	$18,415
EBITDA adjustments:
Litigation costs	451	-	2,194	-
Bella Pictures Acquisition costs	727	-	1,443	-
Severance and related costs	619	-	1,291	-
Other transition related costs - PCA Acquisition	78	164	93	249
Translation gain	32	125	(70)	(580)
Kiddie Kandids integration costs	(152)	700	(105)	900
Early termination fee	-	(480)	-	(480)
Gain on sale of Brampton facility	-	(1,482)	-	(1,482)
Other	62	7	63	21

Adjusted EBITDA	$(2,002)	$1,793	$6,822	$17,043

(3)	EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (1), stated as as percentage of sales.

(5)	As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	12 Weeks	Vs.	12 Weeks	24 Weeks	Vs.	24 Weeks
	July 23, 2011		July 24, 2010	July 23, 2011		July 24, 2010

EBITDA	$(3,819)		$2,759	$1,913		$18,415
Income tax benefit (expense)	1,905		920	1,600		(2,391)
Interest expense	(651)		(1,073)	(1,319)		(2,333)
Adjustments for items not requiring cash:
Deferred income taxes	(3,057)		(936)	(3,463)		1,398
Deferred revenues and related costs	(2,307)		56	1,195		662
Other, net	1,954		(754)	1,523		(97)
Decrease (increase) in current assets	3,618		754	131		156
Increase (decrease) in current liabilities	(2,764)		(1,518)	(3,225)		(4,503)
Increase (decrease) in current income taxes	590		(413)	(728)		342

Cash flows from continuing operations	$(4,531)		$(205)	$(2,373)		$11,649

.....more

CPI CORP.
CONSOLIDATED BALANCE SHEETS
JULY 23, 2011 AND JULY 24, 2010
(In thousands)

	July 23, 2011	July 24, 2010
Assets

Current assets:
Cash and cash equivalents	$2,636	$7,961
Other current assets	23,784	33,068
Net property and equipment	33,358	33,348
Intangible assets	58,993	59,876
Other assets	21,661	18,269

Total assets	$140,432	$152,522

Liabilities and stockholders' equity

Current liabilities	$47,624	$49,344
Long-term debt obligations	56,200	53,985
Other liabilities	31,195	34,932
Stockholders' equity	5,413	14,261

Total liabilities and stockholders' equity	$140,432	$152,522

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